ADC Announces Changes to the Company’s Board of Directors

John A. Blanchard III to Retire; Robert E. Switz Named Chairman; J. Kevin Gilligan Appointed
Independent Lead Director

MINNEAPOLIS – July 24, 2008 – ADC (NASDAQ: ADCT; www.adc.com) announced today that the company’s non-executive Chairman John A. (Gus) Blanchard III will retire from the ADC Board of Directors at the end of his current term, which coincides with ADC’s 2009 Annual Meeting presently planned for early March 2009. Blanchard has served on ADC’s Board since Nov. 1999 and as Non-Executive Chairman since Aug. 2003. Blanchard is leaving the ADC Board in order to spend greater time with family and to work more with non-profit organizations during his retirement.

ADC’s Board has appointed Robert E. Switz, the company’s President and Chief Executive Officer, to the additional role of Chairman of the Board effective Aug. 1, 2008. Switz has been a member of ADC’s Board since August 2003. Additionally, ADC’s Board has created the position of Independent Lead Director and appointed J. Kevin Gilligan to serve in this role. Gilligan has served on the ADC Board since September 2004.

“It has been a privilege to serve on ADC’s Board and as ADC’s Chairman for the past several years” said Blanchard. “During this time, the Company has made significant progress in executing its strategy and I am very confident in the ability of ADC to build on this success going forward under Bob Switz’s leadership. Together, Bob and Kevin will provide continuity to ADC’s Board governance.”

“I want to thank Gus for his significant contributions to ADC and leadership on the Board over the past several years,” said Switz. “As I assume my new responsibilities as Board Chairman, I am pleased to be able to partner with Kevin Gilligan in his new role as Independent Lead Director.”

“Gus has provided great leadership to the ADC Board,” said Gilligan. “We are very fortunate to have a CEO with a proven track record who can step into the Chairman’s role at this time. I look forward to working closely with Bob and the rest of the Board as the Company moves forward. We will continue our commitment to sound governance practices while ensuring a strong focus on strategic execution.”

As part of his Independent Lead Director responsibilities, Gilligan will preside over executive sessions of the Board and generally lead the affairs of the independent directors.  At this time, all of ADC’s directors other than Mr. Switz are independent and all of the company’s Board committees continue to be comprised solely of independent directors.  A more detailed comparison of the roles of Chairman and Independent Lead Director has been posted under the heading “Corporate Governance” in the Investor Relations section of ADC’s website at www.adc.com/investorrelations/corporategovernance.

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.